UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Kaival Brands Innovations Group, Inc.

(Name of Registrant as Specified in Its Charter)

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Kaival Brands Innovations Group, Inc.

401 N. Wickham Road, Suite 130

Melbourne, Florida 32935

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding shares of common stock of Kaival Brands Innovations Group, Inc., a Delaware corporation (the “Company,” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

The approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse split of our common stock, at a ratio not less than 1:3 and not greater than 1:15, with the exact ratio to be set within such range in the discretion of our Board of Directors (the “Board”) without further approval or authorization of the Company’s stockholders. The action will become effective on the 20th day after the definitive Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

Pursuant to rules adopted by the Securities and Exchange Commission, you may access a copy of the information statement at https://kaivalbrands.com/.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors

/s/ Nirajkumar Patel
Nirajkumar Patel Chief Executive Officer
, 2021

Kaival Brands Innovations Group, Inc.

401 N. Wickham Road, Suite 130

Melbourne, Florida 32935

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND

US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about                , 2021.

What action was taken by written consent?

We obtained written stockholder consent for the approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse split of our common stock, par value $0.001 (“Common Stock”), at a ratio not less than 1:3 and not greater than 1:15, with the exact ratio to be set within such range in the discretion of the Board without further approval or authorization of the Company’s stockholders, provided that the Board ultimately determines to effect the reverse split.

How many shares of our stock were outstanding on March 31, 2021?

On March 31, 2021, the date we received the consent of the holders of more than a majority of the outstanding shares of Common Stock, there were [282,803,708] shares of Common Stock outstanding and 3,000,000 shares of Series A Preferred Stock, par value $0.001 (“Series A Preferred Stock”) outstanding.

What vote was obtained to approve the amendment to the Amended and Restated Certificate of Incorporation described in this information statement?

We obtained the approval of the holders of approximately 72% of our outstanding shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held pursuant to the Amended and Restated Certificate of Incorporation of the Company.

How were the Stockholders entitled to vote determined?

In order to determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board fixed the record date as March 31, 2021. The record date for determining the stockholders entitled to consent to corporate action in writing without a meeting shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $       .

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO EFFECT REVERSE STOCK SPLIT

Our Board and the holders of a substantial majority of our outstanding shares of Common Stock have approved an amendment to our Amended and Restated Certificate of Incorporation, to effect a reverse split of the Common Stock at a ratio not less than 1:3 and not greater than 1:15, with the exact ratio to be set within such range in the discretion of the Board without further approval or authorization of the Company’s stockholders, provided that the Board ultimately determines to effect the reverse split.

The reverse stock split is intended to increase the per share stock price of our Common Stock. The Company’s Common Stock is quoted on the OTC Markets Group Inc.’s OTCQB® Venture Market under the symbol “KAVL”. As of March 26, 2021, the last reported closing price of the Common Stock was $1.40 per share. The Company has submitted an application to have its shares listed on the NASDAQ Capital Market and the Board has determined that it may be necessary to effect a reverse split to increase the market price of the Company’s stock in order to meet NASDAQ’s minimum bid price of $4. In addition, we believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our Common Stock would have greater liquidity and a stronger investor base.

Should the Board determine, notwithstanding stockholder approval, that the reverse split is no longer in the best interests of the Company and its stockholders, including if, for example, it is not necessary to reach the minimum bid price for listing on Nasdaq, then the Board reserves the right not to proceed with the reverse split.

In evaluating the reverse stock split, the Company’s Board also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by some investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Stockholders should recognize that once the reverse split is effected, they will own a lesser number of shares of the Common Stock than they currently own (a number equal to the number of shares owned immediately prior to the reverse split divided by a number between three and 15). While we expect that the reverse split will result in an increase in the per share price of our Common Stock, the reverse split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

In addition, the reverse split will likely increase the number of stockholders who own “odd lots” (stockholdings in amounts of less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from the reverse split may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the split.

The reverse split will be realized simultaneously and in the same ratio for all shares of the Common Stock. All holders of Common Stock will be affected uniformly by the reverse split, which will have no effect on the proportionate holdings of any of our stockholders, except for possible changes due to the treatment of fractional shares resulting from the reverse split. In lieu of issuing fractional shares, the Company will round up in the event a stockholder would be entitled to receive less than one share of Common Stock. In addition, the reverse split will not affect any holder of Common Stock’s proportionate voting power (subject to the treatment of fractional shares), and all shares of Common Stock will remain fully paid and non-assessable. The reverse split is contemplated as a standalone transaction rather than the first step in a series of transactions and is not being proposed in order to cause the Common Stock to be held of record by less than 300 persons.

The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 3,000,000 shares are designated as Series A Preferred Stock. Each share of the Series A Preferred Stock is convertible into one hundred shares of Common Stock. There will be no change in the number of authorized capital stock or the par value of the Common or Preferred Stock as a result of the reverse split. Our issued and outstanding securities, as of March 31, 2021, on a fully diluted basis, are as follows:

●	[282,803,708] shares of our Common Stock; and

●	3,000,000 shares of our Series A Preferred Stock.

Based on the number of shares currently issued and outstanding, immediately following the reverse split the Company would have approximately 94.3 million shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1:3, and 18.9 million shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1:15. Any other ratio selected within such range would result in a number of shares of Common Stock issued and outstanding following the transaction between 94.3 million and 18.9 million shares. Following the reverse split, the Series A Preferred Stock conversion formula will simultaneously be adjusted so that the number of shares of Common Stock receivable upon conversion of the Series A Preferred Stock equals the number of shares of Common Stock after giving effect to the reverse split. In addition, all outstanding options and other securities entitling their holders to purchase shares of Common Stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the ratio of the reverse split.

By increasing the number of authorized but unissued shares of Common Stock, the reverse split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company or its stockholders. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The reverse split may have the effect of permitting the Company’s current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board is not aware of any attempt to take control of the Company and the Board has not approved the reverse split with the intent that it be utilized as a type of anti-takeover device.

The reverse split will be effective upon the filing of a Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware. The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to elect not to proceed with the reverse split if the Board determines that the reverse split is no longer in the best interests of the Company and its stockholders.

The reverse split proposal has been approved by a majority of the Company’s stockholders, which constitutes the requisite level of stockholder approval. If the Board in its discretion still believes at that time the reverse split is in the best interests of the Company and its stockholders, after the Board votes in favor of effecting the reverse split, the Company expects to issue, at least ten (10) days in advance of the Effective Time, a press release announcing the reverse stock split and the Effective Time. The press release will contain important information regarding any procedures that stockholders will need to follow in connection with the reverse stock split. Further, prior to the reverse stock split, the Company must first notify the Financial Industry Regulatory Authority (FINRA) by filing the Issuer Company Related Action Notification Form no later than ten (10) days prior to the Reverse Stock Split Effective Time.

The reverse split will be implemented by filing the Certificate of Amendment with the Secretary of State of the State of Delaware, in the form of Appendix A hereto, and the reverse split will become effective on the date of the filing (the “Effective Date”). We will obtain a new CUSIP number for the new, post-reverse split, Common Stock, which CUSIP number will be effective at the time of the reverse stock split.

Upon effectiveness of the Certificate of Amendment effecting the reverse split, stockholders of record as of the record date holding all of their shares of our Common Stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-reverse split shares of our Common Stock they hold after the reverse split. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the reverse split. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Upon effectiveness of the Certificate of Amendment effecting the reverse split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from the Company or its exchange agent, as soon as practicable after the Effective Date. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for post-reverse split shares. No new post-reverse split share certificates will be issued. The post-reverse split shares will be issued in book entry form. Post-reverse split book entry shares will only be issued to a stockholder once such stockholder has surrendered such stockholder’s outstanding certificate(s). From and after the Effective Date, any certificates representing pre-reverse split shares of our Common Stock which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing new post-reverse split shares of our Common Stock.

Any fractional shares resulting from the reverse split will be rounded up to nearest whole number. At the Effective Date, each lot of between three and 15 shares of the Common Stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of the Common Stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the effective time represented pre-reverse split shares of the Common Stock, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of post-reverse split shares of the Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

The number of shares which will result in fractional interests cannot be precisely predicted as the Company cannot determine in advance the number of stockholders whose total holdings are not evenly divisible by the exchange ratio. It is not anticipated that a substantial number of shares will be required to be issued.

Principal Effects of the Reverse Split

General

The reverse split will affect all holders of our Common Stock uniformly and will not change the proportionate equity interests of such stockholders, nor will the respective voting rights and other rights of holders of our Common Stock be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse split.

Accounting Matters

The reverse split will not affect total stockholders’ equity on our balance sheet. As a result of the reverse split, the stated capital component attributable to our Common Stock will be reduced to an amount equal to between one-third and one-fifteenth of its present amount, and the additional paid-in capital component will be increased by the amount by which the stockholder’s equity is reduced. The per share net loss and net book value per share of our Common Stock will be increased as a result of the reverse split because there will be fewer shares of our Common Stock outstanding.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, stockholders will not be entitled to exercise appraisal rights in connection with the reverse split, and the Company will not independently provide stockholders with any such right.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the reverse split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who hold their pre-reverse split shares of the Common Stock as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold their post-reverse split shares of the Common Stock as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse split.

●	The reverse split will qualify as a recapitalization for U.S. federal income tax purposes. As a result:

●	Stockholders should not recognize any gain or loss as a result of the reverse split.

●	The aggregate basis of a stockholder’s pre-reverse split shares will become the aggregate basis of the shares held by such stockholder immediately after the reverse split.

●	The holding period of the shares owned immediately after the reverse split will include the stockholder’s holding period before the reverse split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties. It was written solely in connection with the proposed reverse split of our Common Stock.

The proposed amendment to the Amended and Restated Certificate of Incorporation is set forth in Appendix A.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

Common Stock

The following table sets forth, as of March 31, 2021, the number of shares of the Common Stock owned of record and beneficially by (i) each of our current directors, (ii) each of our named executive officers, (iii) our directors and executive officers as a group, and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock. Beneficial ownership has been determined in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the number of shares indicated as beneficial owned by them.

Name and Address	Amount and Nature of Beneficial Ownership (Common Stock) (1)	Percentage of Class (1)

Nirajkumar Patel (2)	204,464,500 (2)	72.30%

Eric Mosser (3)	204,300,000 (3)	73.24%

Roger Brooks	90,000 (4)	*

Carolyn Hanigan	90,000 (4)	*

Paul Reuter	90,000 (4)	*

Current Executive Officers and Directors as a Group (5 Persons)	205,034,500 (5)	72.43%

Kaival Holdings, LLC (formerly known as Kaival Brands Innovations Group, LLC) (6) 401 N. Wickham Road, Suite 130 Melbourne, FL 32935	204,000,000	72.13%

*	Less than one percent.

(1) Applicable percentage of ownership is based on [282,803,708] shares of Common Stock outstanding as of March 31, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable within 60 days of March 12, 2021 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any person.

(2) Nirajkumar Patel serves as our Chief Executive Officer, Chief Financial Officer, President, Treasurer and a director. Consists of 204,000,000 shares of our Common Stock held by Kaival Holdings, LLC (“KH”), an entity over which Mr. Patel has shared dispositive and voting authority.

(3) Eric Mosser serves as our Chief Operating Officer, Secretary, and a director of the Company. Consists of 204,000,000 shares of our Common Stock held by KH, an entity over which Mr. Mosser has shared dispositive and voting authority.

(4) Shares issuable upon exercise of options to purchase 90,000 shares of the Common Stock exercisable on March 17, 2021.

(5) Includes 270,000 shares issuable upon exercise of options to purchase shares of the Common Stock exercisable on March 17, 2021.

(6) Nirajkumar Patel and Eric Mosser are the sole voting members of KH.

Preferred Stock

The following table sets forth, as of March 31, 2021, the number of shares of our Series A Preferred Stock owned of record and beneficially by (i) each of our current directors, (ii) each of our named executive officers, (iii) our directors and executive officers as a group, and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Series A Preferred Stock. Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the number of shares indicated as beneficial owned by them.

Name and Address	Amount and Nature of Beneficial Ownership (Series A Preferred Stock) (1)	Percentage of Class (1)

Nirajkumar Patel (2) 401 N. Wickham Road, Suite 130 Melbourne, FL 32935	3,000,000	100%

Eric Mosser (3) 401 N. Wickham Road, Suite 130 Melbourne, FL 32935	3,000,000 (3)	100%

Current Executive Officers and Directors as a Group (2 Persons)	3,000,000	100%

Kaival Holdings, LLC (formerly known as Kaival Brands Innovations Group, LLC) (4) 401 N. Wickham Road, Suite 130 Melbourne, FL 32935	3,000,000	100%

(1) Applicable percentage of ownership is based on 3,000,000 shares of Series A Preferred Stock outstanding as of March 31, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Series A Preferred Stock that are currently exercisable within 60 days of March 31, 2021 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any person.

(2) Nirajkumar Patel serves as our Chief Executive Officer, Chief Financial Officer, President, Treasurer and a director. Consists of 3,000,000 shares of our Series A Preferred Stock held by KH, an entity over which Mr. Patel has shared dispositive and voting authority.

(3) Eric Mosser serves as our Chief Operating Officer, Secretary, and a director. Consists of 3,000,000 shares of our Series A Preferred Stock held by KH, an entity over which Mr. Mosser has shared dispositive and voting authority.

(4) Nirajkumar Patel and Eric Mosser are the sole voting members of KH.

Changes in Control

We do not know of any arrangements that may, at a subsequent date, result in a change in control.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such act we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. The SEC maintains a website that contains such periodic reports, documents and other information at http://www.sec.gov. Information about us, including our SEC filings, is also available at our website www.kaivalbrands.com. However, the information on our website is not incorporated by reference or deemed to be a part of this information statement.

By Order of the Board of Directors
/s/ Nirajkumar Patel
Nirajkumar Patel Chief Executive Officer, Chief Financial Officer, President, Treasurer, and a Director (Principal Executive Officer

, 2021

Appendix A

Certificate of Amendment

of

Amended and Restated Certificate of Incorporation

of

Kaival Brands Innovations Group, Inc.

Under Section 242 of the Delaware General Corporation Law Kaival Brands Innovations Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding at the end of Section 6, the following:

Each [__] ([__]) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding as of 5:00 p.m. eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware shall be converted and reclassified into one (1) share of the Corporation’s Common Stock, par value $0.001 per share.

Any fractional shares resulting from such conversion will be rounded up to the nearest whole number.

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this __ day of ________, 2021.

Nirajkumar Patel
Chief Executive Officer